Exhibit 99.1

Adeia Announces Executive Leadership Team and Board of Directors

for Future Independent IP Licensing Business

San Jose, Calif. – September 28, 2022 – Adeia, the IP licensing business of Xperi Holding Corporation (NASDAQ: XPER) (the “Company”), today announced the appointment of both the leadership team and the Board of Directors of Adeia Inc., the future independent IP licensing business that will remain after the completion of the spin-off of the Company’s product business on October 1.

The new Adeia Inc. leadership team will be comprised of the following members:

•	Chief Executive Officer - Paul Davis

•	Chief Financial Officer - Keith Jones

•	Chief Legal Officer - Kevin Tanji

•	Chief Licensing Officer & General Manager, Media - Dr. Mark Kokes

•	Chief Licensing Officer & General Manager, Semiconductor - Dana Escobar

•	Chief People Officer - Denise Morgan

Paul Davis, Chief Executive Officer of Adeia, stated, “I am honored to begin our journey as a stand-alone company with a world class team that will continue our commitment to innovation. Adeia’s inventions will continue to help shape the way millions of people explore and experience entertainment and enhance billions of devices in an increasingly connected world. With decades of experience and one of the largest IP portfolios in the media and semiconductor industries, Adeia is exceptionally well positioned to continue its growth as a separate, publicly traded company.”

The Adeia Inc. Board of Directors will bring a strong combination of industry experience, corporate expertise, and diverse perspectives to Adeia Inc. The Board of Directors will be comprised of the following members:

•

Dan Moloney – Mr. Moloney will serve as the Chairman of Adeia Inc.’s Board of Directors. He has served as a member of Xperi Holding Corporation’s Board of Directors since June 2020 and served as a member of TiVo Corporation’s Board of Directors from September 2013 until June 2020. Mr. Moloney is an Executive Advisor at Siris Capital, LLC, a leading private equity firm in the technology and telecommunications industries. Mr. Moloney will also serve as Chair of the Adeia Inc.’s Compensation Committee.

•

Paul Davis – Mr. Davis was named Chief Executive Officer of Adeia Inc. effective upon completion of its separation as a stand-alone company on October 1. He is currently the Chief Legal Officer of Xperi Holding Corporation and President of the IP licensing business. He served as General Counsel and Corporate Secretary of Xperi Corporation,

the predecessor to Xperi Holding Corporation, prior to the merger with TiVo Corporation in 2020 and as Senior Vice President, General Counsel and Corporate Secretary of Tessera Technologies, Inc., the predecessor to Xperi Corporation before the acquisition of DTS, Inc. in 2016.

•

V Sue Molina, CPA – Ms. Molina served as a member of Xperi Corporation’s Board of Directors from February 2018 to May 2020. She worked in public accounting for 27 years and was a Partner at both Ernst & Young and Deloitte. While at Deloitte she was the National Partner in charge of the Initiative for the Retention and Advancement of Women. Ms. Molina will also serve as Chair of Adeia Inc.’s Audit Committee.

•

Tonia O’Connor – Ms. O’Connor has served as a member of Xperi Holding Corporation’s Board of Directors since December 2021. She is the Chief Executive Officer of Tone It Up, a plant based, nutritional products company, for women, by women. Prior to joining Tone It Up, Ms. O’Connor was the Chief Executive Officer of Chopra Global and the President and Chief Revenue Officer of Univision Communications.

•

Raghavendra Rau – Mr. Rau has served as a member of Xperi Holding Corporation’s Board of Directors since June 2020. Prior to that Mr. Rau served as a member of TiVo Corporation’s Board of Directors since May 2015 and as Vice Chairman of the Board of Directors since June 2019. He was the interim President and Chief Executive Officer of TiVo Corporation from July 2018 to May 2019. Mr. Rau will also serve as Chair of Adeia Inc.’s Nominating and Corporate Governance Committee.

Paul Davis stated, “We are incredibly pleased to welcome each of these board members as we begin our journey as a stand-alone, publicly traded company. We look forward to benefitting from their expertise and valuable perspectives as we execute our long-term strategy.”

About Xperi Holding Corporation

Xperi invents, develops, and delivers technologies that enable extraordinary experiences. Xperi technologies, delivered via its brands (Adeia, DTS, HD Radio, IMAX Enhanced, TiVo), and by its startup, Perceive, make entertainment more entertaining, and smart devices smarter. Xperi technologies are integrated into billions of consumer devices, media platforms, and semiconductors worldwide, driving increased value for partners, customers and consumers.

Xperi, Adeia, DTS, IMAX Enhanced, HD Radio, Perceive, TiVo and their respective logos are trademarks or registered trademarks of affiliated companies of Xperi Holding Corporation in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

About Adeia

Adeia invents, develops and licenses fundamental innovations that shape the way millions of people explore and experience entertainment in an increasingly connected world. From TVs to smartphones, and across all types of entertainment experiences, Adeia’s technologies allow users to manage content and connections in a way that is smart, immersive and personal. For more information, please visit adeia.com.

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Source Xperi

Xperi Media:

Amy Brennan

Amy.brennan@xperi.com

Xperi Investors:

Jill Koval, Arbor Advisory Group

IR@xperi.com